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                                                                    EXHIBIT 5(c)

                    [LETTERHEAD OF TRENAM, KEMKER, SCHARF,
                 BARKIN, FRYE, O'NEILL & MULLIS APPEARS HERE]

                                                                      Tampa
                                                               November 29, 1999


Mandalay Resort Group
3950 Las Vegas Boulevard, South
Las Vegas, Nevada  89119

     Re:  Mandalay Resort Group
           Employees' Profit Sharing and Investment Plan

Gentlemen:

     You have requested our opinion as to whether the Amendment and Restatement of the Mandalay Resort Group Employees' Profit Sharing and Investment Plan (the "Plan"), adopted by Mandalay Resort Group (the "Company") on November 24, 1999, as set forth in the Thirteenth Amendment and Restatement of the Mandalay Resort Group Employees' Profit Sharing and Investment Plan (the "Restated Plan"), and the Ninth Amendment and Restatement of the Plan's related trust (the "Restated Trust"), have adversely affected the compliance of the Plan and the Trust with Sections 401 and 501 of the Internal Revenue Code of 1986, as amended (the "Code"), and with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The Plan and the Trust received a determination letter dated April 28, 1987, from the Internal Revenue Service ("IRS") that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code and a qualified cash or deferred arrangement under Section 401(k) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. The Plan and the Trust received second, third and fourth determination letters, dated September 14, 1993, May 23, 1995 and July 22, 1997, respectively, from the IRS, that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code, and a qualified employee stock ownership plan ("ESOP") under Section 4975(e)(7) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. It is our understanding that the Company will request an additional determination letter from the IRS that the Plan meets the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred
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Mandalay Resort Group
November 29, 1999
Page 2

arrangement under Section 401(k) of the Code, and (to the extent necessary, in light of the fact that contributions are no longer being made to the ESOP portion of the Plan) a qualified ESOP under Section 4975(e)(7) of the Code, and that the Trust is exempt from federal income taxation pursuant to Section 501(a) of the Code.

     In connection with the rendering of this opinion, we have examined the Plan and all amendments thereto, the Trust (of which Wells Fargo Bank is the current trustee) and all amendments thereto, the Restated Plan and the Restated Trust (which has not yet been consented to or executed by Wells Fargo Bank). We have also examined such corporate records of the Company as we consider necessary for the purpose of this opinion. As to various questions of fact material to the opinions expressed below, we have relied, without independent investigation, on oral or written statements, letters or certificates of public officials or officers of the Company. With respect to such factual matters upon which legal conclusions expressed below are based, we have not undertaken any independent audit, examination, investigation or inspection of the matters described or contained in such statements, letters, or certificates, and have relied solely upon the facts and circumstances described therein. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not actually witnessed by us, the legal capacity of all natural persons executing instruments or documents examined or relied upon by us (whether on their own behalf or on behalf of an entity), and the completeness and conformity to original documents of all documents submitted to us as certified, conformed, photostatic, telecopied or draft copies.

     To date, only certain final regulations have been issued by the U.S. Treasury and Department of Labor with respect to the requirements of the Code and ERISA. Accordingly, our opinion concerning compliance of the Plan with the Code and ERISA is necessarily based on our present understanding of the applicable requirements of the Code and ERISA. In addition, this letter relates only to the Plan's tax status under Sections 401 and 501 of the Code and its status under ERISA, and further relates to the Plan's provisions as specifically set forth in writing, and not to its operation. Furthermore, this opinion is given as of the date hereof. We undertake no obligation, and hereby specifically disclaim any obligation, to advise of any change in any matter set forth herein.

     Based on the foregoing reviews, understandings and assumptions, and subject to the exceptions and limitations described above, we are of the opinion that:

     1. The adoption of the Restated Plan and the Restated Trust did not cause the Plan to fail to be in substantial compliance with the requirements of Sections 401(a), 401(k) and 4975(e)(7) of the Code so long as Wells Fargo Bank consents to and executes the Restated Trust, and so long as any further amendments requested by the IRS are adopted within 90 days after the issuance of any determination letter that is conditioned upon timely adoption of such amendments; and the IRS, without
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Mandalay Resort Group
November 29, 1999
Page 3

          requiring material amendments thereto, should issue a favorable determination letter with respect to the Restated Plan and the Restated Trust; and

     2. Upon the execution of the Restated Trust by Wells Fargo Bank, the Restated Plan and the Restated Trust will substantially comply with the applicable portions of ERISA that did not amend the Code, and the adoption of the Restated Plan and the Restated Trust will not cause the Plan or the Trust to fail to be in compliance with such provisions.

     We hereby consent to the use of this opinion as an Exhibit to the Company's Registration Statement No. 33-18278 on Form S-8 and to the reference to us under the caption "Legal Opinions" in the Prospectus, and any amendments thereto, filed in connection with the Plan. In giving this consent, we do not hereby admit that we come within a category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                   Sincerely,

                                   TRENAM, KEMKER, SCHARF, BARKIN,
                                   FRYE, O'NEILL & MULLIS


                                   By: /s/ Roberta Watson
                                      ------------------------------------------
                                       Roberta Casper Watson